EXHIBIT 99.1
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GMX RESOURCES INC.
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FOR IMMEDIATE RELEASE


FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                             Ken L. Kenworthy, Jr.
Executive V. P., CFO                              President, CEO
405.600.0711 x16                                  405.600.0711 x11

GMX RESOURCES INC. ANNOUNCES OPERATIONS UPDATE, ACREAGE ADDITIONS AND 2005 INITIAL CAPITAL EXPENDITURE GUIDANCE

Oklahoma City, Oklahoma, Monday, December 20, 2004 GMX RESOURCES INC., NASDAQ
NMS: `GMXR'; Warrants: `GMXRW', (WWW.GMXRESOURCES.COM) announced today an update to its activities and future plans. "The Company's production for the fourth quarter could double the first quarter of 2004," stated Ken L. Kenworthy, Sr., Executive Vice President & Chief Financial Officer of GMXR. "We have spent $8 million in capital expenditures this year and expect to spend as much as $15 million in 2005 developing our east Texas properties, depending on drilling results and plans of our joint development partner, Penn Virginia Oil & Gas Corporation ("PVOG"). Our development activities are expected to be funded primarily by cash flow and additional debt as our borrowing base is expected to grow as a result of increased proved developed producing reserves. This CAPEX should fund: 26 gross (9 net) wells, several re-completions and additional acreage acquisitions. During 2004 through December 1, we have increased our acreage position in east Texas to 22,111 gross acres and 11,996 net acres, from 18,167 gross and 9,764 net at December 31, 2003."

OPERATIONAL AND JOINT DEVELOPMENT UPDATE:

FOURTH QUARTER ACTIVITY JD
During the fourth quarter through today, PVOG, a subsidiary of Penn Virginia Corporation (NYSE: PVA), has completed six and drilled six Cotton Valley wells in PHASE I of our joint development ("JD") project (GMXR has 30% interest in PHASE I). Wells ten through fifteen have been completed. Total JD production (net to GMXR) for October and November was approximately 47,000 and 55,000 mcfe respectively. Well sixteen should be completed in late December. Well seventeen reached total depth on December 15, 2004 after only 14 days of drilling and well eighteen should begin soon.

GMXR has also elected to purchase its share of all acreage acquired by PVA in both PHASE I & II TO DATE.

PLANNED ACTIVITY JD
Ken Kenworthy, Jr., Chief Executive Officer of GMXR said "PVA is attempting to secure a second rig to be utilized for drilling in PHASES I AND II of our JD and we are drafting an amendment to our agreement to allow GMXR to use one of the rigs for its own use in PHASE III periodically. There is some encouragement that a rig could be available by mid year 2005 for our project."

FOURTH QUARTER ACTIVITY COMPANY
Wells six and eight of our re-completion efforts in PHASE III have had gas lift capabilities installed. Well six has added an additional zone to the Travis Peak ("TP") production string. Cotton Valley Sand ("CVS") and the TP production for both wells will begin after installation of injection compression before year end. The wells combined are expected to initially add 300 mcfgpd to our production.

Well seven was acquired in the 3Q04, re-entered and cleaned out to the CVS at 9965'. The well was previously completed in the early 80's but not produced from this zone for twenty years. We are laying our gathering line and plan to begin producing next week. Our intention is to also produce the TP zone currently producing in the well after completion in the Pettit next month.

The ninth re-completion of 2004 will begin before year end to deepen the production string to include the Taylor Sands, add some additional perforations, fracture treat the Taylor and then commingle with the Davis Sands of the CVS.

We have also recently installed a new compressor IN PHASE I and successfully completed our salt water disposal well. Both will contribute to lowering lease operating & compression expenses and optimize production from our activities this year. Mr. Kenworthy, Jr. stated, "We have conducted a 1,000 well study of the surrounding CVS producers, the results will be used for various purposes. It is notable that our current fracture treatment methodology is providing superior results in initial rate and production performance when compared to the wells studied. "

PLANNED ACTIVITY COMPANY
GMXR could drill two or more 100% wells in PHASE III during 2005 if we are able to locate a rig or share a rig with PVOG.

In New Mexico, in Lea County, GMXR entered into a farmout agreement and seismic data sharing agreement with Yates Petroleum Corporation, which is expected to complete its 3D seismic evaluations in January 2005. GMXR will review the data and determine whether to elect to participate in the test well for up to 23% working interest. We have also retained a 5.75% overriding royalty interest with a conversion to 27.6% `back-in after payout interest' on the interest not participated. If the seismic data is favorable, the drilling of the initial test well is planned to begin in the 1stQ05 to a depth of 12,100 feet to test the Atoka and Morrow formations. A completed well cost is estimated to be $1,600,000. We also retained the right to participate in any offsets.

GMX RESOURCES INC. is an independent natural gas producer, headquartered in Oklahoma City, Oklahoma. GMXR has interests in 65 gross/43.6 net producing wells in Texas, Louisiana & New Mexico. GMXR also has a large inventory of development prospects in North Carthage Field of East Texas as follows: 72 gross/39 net Cotton Valley Sand locations on 160 acre spacing & 138 gross/75 net CVS locations on 80 acre spacing. The Company's strategy is to significantly grow production, grow its natural gas reserves and build shareholder value.

THIS PRESS RELEASE INCLUDES CERTAIN STATEMENTS THAT MAY BE DEEMED TO BE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS, INCLUDED IN THIS PRESS RELEASE THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT THE COMPANY EXPECTS, BELIEVES OR ANTICIPATES WILL OR MAY OCCUR IN THE FUTURE ARE FORWARD-LOOKING STATEMENTS. THEY INCLUDE STATEMENTS REGARDING THE COMPANY'S FINANCING PLANS AND OBJECTIVES, DRILLING PLANS AND OBJECTIVES, RELATED EXPLORATION AND DEVELOPMENT COSTS, NUMBER AND LOCATION OF PLANNED WELLS, RESERVE ESTIMATES AND VALUES, STATEMENTS REGARDING THE QUALITY OF THE COMPANY'S PROPERTIES AND POTENTIAL RESERVE AND PRODUCTION LEVELS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS AND ANALYSIS MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS, AND OTHER FACTORS IT BELIEVES APPROPRIATE IN THE CIRCUMSTANCES, INCLUDING THE ASSUMPTION THAT THERE WILL BE NO MATERIAL CHANGE IN THE OPERATING ENVIRONMENT FOR THE COMPANY'S PROPERTIES. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, INCLUDING BUT NOT LIMITED TO COMMODITY PRICE RISKS, DRILLING AND PRODUCTION RISKS, RISKS RELATING TO THE COMPANY'S ABILITY TO OBTAIN FINANCING FOR ITS PLANNED ACTIVITIES, RISKS RELATED TO WEATHER AND UNFORESEEN EVENTS, GOVERNMENTAL REGULATORY RISKS AND OTHER RISKS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. REFERENCE IS MADE TO THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A MORE DETAILED DISCLOSURE OF THE RISKS. FOR ALL THESE REASONS, ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.